The Vantagepoint Funds
Attachment Filed in Response to Form N-SAR Sub-Item 77C/Submission of Matters to a Vote of Security Holders, dated as of December 31, 2004


In connection with this N-SAR filing, the following summary describes the only matter submitted to a vote of the shareholders of The Vantagepoint Funds ("VP Funds") during 2004.

On September 2, 2004, the Board of the VP Funds recommended to the holders of a majority of the outstanding shares of the Vantagepoint Income Preservation Fund that they approve changes to the name, investment objective and principal investment strategies of the fund. By action dated September 2, 2004, these changes were approved by the Directors of The VantageTrust Company, which indirectly holds a majority of the fund's shares through the VP Funds' Model Portfolio Savings Oriented Fund, Model Portfolio Conservative Growth Fund and Model Portfolio Traditional Growth Fund.

An information statement describing the approval of these changes was mailed to all shareholders of the Income Preservation Fund on October 4, 2004. The definitive information statement was filed with the SEC on October 4, 2004, pursuant to Section 14(c) of the Securities Exchange Act of 1934. (A copy of this filing is attached.)